Exhibit 99.1
STONE ENERGY CORPORATION
Announces Apparent High Bid on Twenty-five Gulf of Mexico Blocks
LAFAYETTE, LA. March 20, 2008
     Stone Energy Corporation (NYSE: SGY) today announced the results of its participation in the Outer Continental Shelf Sale 206 held yesterday by the Minerals Management Service (“MMS”) in New Orleans covering available blocks in the central Gulf of Mexico. Stone submitted the apparent high bid (“AHB”) on twenty-five offshore blocks. Stone’s share of the lease bonuses for the twenty-five AHBs totaled approximately $43 million. The lease acquisitions will add approximately 140,511 gross acres and 79,338 net acres to Stone’s leasehold inventory. The AHBs are subject to a review process by the MMS before they can be awarded.
     Richard L. Smith, Vice President of Exploration stated, “We are now well positioned to execute our strategy of participating in a portfolio of deep water projects which will complement our attractive shelf opportunities. Our plan in the deep water is to maintain a lower working interest over a larger number of prospects. We are impressed with the quality of these prospects and look forward to working with our partners. With deep water leases having 10-year terms, we will have a multi-year inventory of projects to evaluate. We are also pleased with our additions on the shelf as these prospects will provide us with lower risk projects with a shorter term impact.”
     The AHB on each block is indicated below:

Block	AHB	SGY WI%	SGY Share	Partners
Atwater Valley388*	$277,115	20%	$55,423	Eni
Garden Banks 121*	26,245,750	20%	5,249,150	Anadarko
Garden Banks 122*	1,618,000	20%	323,600	Anadarko
Garden Banks 293*	11,016,950	25%	2,754,238	Newfield
Garden Banks 336*	4,016,950	25%	1,004,238	Newfield
Garden Banks 337*	1,016,950	25%	254,238	Newfield
Garden Banks 338*	12,026,950	16.67%	2,004,893	Newfield
Green Canyon 451*	42,139,960	16%	6,742,394	Newfield & Woodside
Main Pass 228	405,555	75%	304,166	Houston Energy
Main Pass 234	137,135	60%	82,281	Houston Energy & Helis
Main Pass 295	824,800	100%	824,800	—
Mississippi Canyon 404*	315,000	100%	315,000	—
Mississippi Canyon 405*	424,000	100%	424,000	—
Mississippi Canyon 406*	315,000	100%	315,000	—
Mississippi Canyon 448*	715,000	100%	715,000	—
Mississippi Canyon 449*	715,000	100%	715,000	—
Mississippi Canyon 450*	315,000	100%	315,000	—
Mississippi Canyon 455*	418,000	100%	418,000	—
Mississippi Canyon 456*	618,000	100%	618,000	—
Vermilion 47	418,000	100%	418,000	—
Walker Ridge 422*	31,715,555	20%	6,343,111	Eni
Walker Ridge 423*	3,377,777	20%	675,555	Eni
Walker Ridge 675*	5,115,207	20%	1,023,041	Eni & Samson
Walker Ridge 719*	54,515,292	20%	10,903,058	Eni & Samson
Walker Ridge 720*	1,113,292	20%	222,658	Eni & Samson

			$43,019,844

*	Indicates deepwater block

     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.